Exhibit 3.4

AMENDMENT NO. 1

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEXAS PETROCHEMICALS LLC

This Amendment No. 1 (this “Amendment”) to the Limited Liability Company Agreement dated as of December 16, 2008 (the “Agreement”) of Texas Petrochemicals LLC, a Texas limited liability company (the “Company”), is made effective as of January 25, 2010.

WHEREAS, in accordance with Section 11.3 of the Agreement, the undersigned sole member of the Company (the “Member”) desires to amend the Agreement as set forth herein in order to change the name of the company from Texas Petrochemicals LLC to TPC Group LLC.

NOW, THEREFORE, the Member agrees as follows:

Section 1. Amendment. The Agreement is hereby amended to replace each reference to “Texas Petrochemicals LLC” therein with “TPC Group LLC”.

Section 2. Effectiveness of Agreement. Except as amended by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Member has executed this Amendment, effective as of the date listed above.

MEMBER:

TPC GROUP INC.

By:
Name: Charles W. Shaver
Title: President and Chief Executive Officer